Exhibit 10.30
CONSULTING AND NON-DISCLOSURE AGREEMENT
AND GENERAL RELEASE

            ANHEUSER-BUSCH COMPANIES, INC., a Delaware corporation with its principal offices at One Busch Place, St. Louis, Missouri, 63118, its affiliates, subsidiaries, divisions, successors and assigns, and their directors, officers, employees and agents, both in their official and individual capacities (all of whom are collectively referred to throughout this Consulting and Non-Disclosure Agreement and General Release as “Anheuser-Busch”), and MARK T. BOBAK (“Bobak”), residing in St. Louis, Missouri, mutually desire to enter into this Consulting and Non-Disclosure Agreement and General Release (“Agreement”) and agree as follows:

1.         Termination of Employment

            Bobak agrees to terminate employment with Anheuser-Busch on December 31, 2007, (“Termination Date”) in order to allow him to return to the private practice of law.

2.         Consulting Payments

            Anheuser-Busch agrees that during the period from the Termination Date through December 31, 2012 (the “Consulting Period”), so long as Bobak fulfills any assigned duties and complies with all Anheuser-Busch policies and the provisions of this Agreement:

            A.            Bobak will be paid a consulting fee of $52,884 per month. All consulting payments shall be payable in semi-monthly installments on the 15th and last day of each month, less applicable withholding.  In the event that Bobak dies prior to December 31, 2012, Anheuser-Busch agrees to pay any remaining consulting payments due under this Agreement to Bobak’s spouse unless otherwise directed in writing by Bobak.

            B.           Bobak agrees to devote the time necessary to complete any projects assigned to him by the Chief Executive Officer or his designee. Anheuser-Busch will provide reasonable advance notice to Bobak of any work assignments, and will take into consideration Bobak’s other commitments.  Bobak also agrees that he will fully cooperate with any request made by Anheuser-Busch relating to or arising out of corporate transactions, labor relations, government affairs, litigation or any other matter that Bobak worked on, learned of, or became familiar with during his employment with Anheuser-Busch.  Bobak will work from his personal residence or office and will not be provided with a company office or reserved parking spot.  Bobak may retain his Blackberry/cell phone, computer, home fax machine, and company e-mail address for purposes of performing services contemplated by this Agreement.  Such items will be returned upon request by Anheuser-Busch.  Subject to the provisions of this Agreement and provided there is no interference with Bobak’s efforts as requested by Anheuser-Busch, Bobak may provide services to other employers at any time after the Termination Date.  Bobak agrees to provide to the Chief Executive Officer a report of all projects and assignments that he is working on for Anheuser-Busch on a quarterly basis.

           C.             Anheuser-Busch will reimburse Bobak, pursuant to company expense reimbursement guidelines, for all ordinary, necessary and reasonable business expenses incurred by Bobak while conducting assignments for Anheuser-Busch at the direction of the Chief Executive Officer or his designee.

            D.             Except as otherwise provided in this Agreement, Bobak agrees to return all Anheuser-Busch property (including, but not limited to, company documents and records, whether in electronic or paper format, and all copies thereof, computers, cell phones, blackberries, fax machines, pagers, security badge and credit cards) on or before the Termination Date.

           E.             Anheuser-Busch will continue to provide Bobak and his eligible dependents with health care benefits as described herein (“Health Benefits”).  Until Bobak reaches the age of 58, he and his eligible dependents will continue to participate in the Group Insurance Plan for Certain Employees of Anheuser-Busch Companies, Inc. and its Subsidiaries (“Group Insurance Plan”), except that his benefits under the Group Insurance Plan will be limited to insured medical, dental, vision and prescription drug benefits (“Health Benefits”) that are materially similar to the health benefits provided from time to time to Anheuser-Busch full-time salaried employees, and subject to the same benefit limits, co-payments, premium payments and deductibles.  Upon Bobak reaching age 58, he and his eligible dependents will participate in the Group Insurance Plan for Certain Retirees of Anheuser-Busch (Retiree Insurance Plan), except that the Health Benefits will be limited to those that are materially similar to the health benefits provided from time to time to Anheuser-Busch retirees and subject to the same benefits limits, co-payments, premium payments and deductibles.  The selection of insurance carriers to provide the Health Benefits shall be in the sole discretion of Anheuser-Busch Companies, Inc.  The Health Benefits provided to Bobak during the Consulting Period shall, for purposes of coordination of benefits, be secondary to any subsequent benefit coverage(s) for which Bobak, his spouse and eligible dependents become eligible as a result of Bobak becoming an employee for any other employer.  Bobak agrees that in the event he obtains new employment during the Consulting Period, he shall notify the Anheuser-Busch Companies, Inc. Vice President, Corporate Human Resources, in writing within 30 days after he first becomes eligible for any health benefit coverage through any subsequent employer(s) and will provide Anheuser-Busch with a copy of the summary plan descriptions for such coverage(s).

            F.           Except as otherwise specifically provided herein, during the Consulting Period Bobak will not be eligible for any benefits from Anheuser-Busch Companies, Inc., or any of its subsidiaries, including, but not limited to, the following:

i)	long-term disability insurance coverage;
ii)	short-term disability coverage;
iii)	life insurance or retiree life insurance;
iv)	paid sick days;
v)	health care and/or dependent care spending account benefits;
vi)	legal assistance benefits;
vii)	country club membership;
viii)	monthly beer tickets and/or other complimentary beer; and
ix)	access to, or use of, the executive dining room, fitness center or barber shop.
            G.           Subject to review by the Compensation Committee of the audited financial statements and its certification that the performance goal set forth in the 2007 Officer

Bonus Program has been met, Bobak shall receive a bonus for 2007 in the amount of $600,000 no later than March 1, 2008.

            H.           Notwithstanding Bobak’s termination of employment, unvested stock option grants made to Bobak  in 2005, 2006, and 2007 shall not terminate and shall vest and become exercisable in accordance with their original schedule; vested stock option grants made to Bobak prior to 2005 shall not terminate and shall remain exercisable for a period of five years following termination of employment (or, if shorter, for their stated terms); vested stock option grants made to Bobak in 2005 and afterwards shall not terminate and shall remain exercisable for their stated terms; and restricted stock grants made to Bobak shall not terminate and shall vest in accordance with their original terms, but only to the extent that the performance goals related to such grants are achieved.  All such grants shall otherwise remain subject to the terms of the applicable plans and agreements under which they were granted.

            I.            Bobak shall be eligible for incentive payments for 2008 and 2009 based on the successful completion of certain key initiatives and the attainment of certain key objectives in the Legal and Industry and Government Affairs Departments, as determined by the Chief Executive Officer of Anheuser-Busch in his sole discretion.

3.         Separation Benefits

           A.           Bobak agrees that upon his Termination Date, he will not be entitled to any severance benefits or any retiree life insurance benefits under any benefit plan of Anheuser-Busch Companies, Inc., or any of its subsidiaries.

            B.          After his Termination Date, Bobak will be entitled to elect distribution of his benefits from the Anheuser-Busch Salaried Employees’ Pension Plan (“SEPP”) and the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (“401(k) Plan”) pursuant to the terms of those plans.  Bobak understands that processing of benefits from the SEPP or the 401(k) Plan will not begin until he notifies the SEPP or 401(k) Plan Administrator in writing that he wants to receive a distribution of benefits from the respective plan. Bobak shall become vested in his accrued benefit under the Anheuser-Busch Supplemental Executive Retirement Plan (“SERP”) on the Termination Date, and shall receive his distribution under the SERP as a lump sum payment in the amount of

$1,304,118 on or about the first regularly scheduled business day after January 1, 2013.  Bobak will also receive a lump sum payment of $1,095,882 on or about the first regularly scheduled business day after January 1, 2013 as payment of additional pension benefits he would have accrued had he remained employed throughout the Consulting Period.

4.          No Admission of Liability

            Bobak acknowledges and agrees that he would not receive all the payments and benefits specified in this Agreement except for his execution of this Agreement and his fulfillment of its terms.  Neither the making of this Agreement, nor anything contained in it, shall in any way be construed or considered to be an admission by Anheuser-Busch of noncompliance with any law or of any other wrongdoing.

5.          Release of Liability

            A.             Except for any violation of the terms of this Agreement by Anheuser-Busch, Bobak, of his own free will, voluntarily releases and forever discharges Anheuser-Busch from all actions, causes of action, claims, debts, charges, complaints, contracts (whether oral or written, express or implied from any source) and promises of any kind, in law or equity, whether known or unknown, which Bobak, his heirs, executors, administrators, successors and assigns (referred to collectively throughout this Agreement as “Bobak”) may have from all time in the past to the effective date of this Agreement, including, but not limited to, all matters or claims relating to or arising out of Bobak’s employment by Anheuser-Busch and the cessation of his employment and including, but not limited to, any violation of:

(1)	Title VII of the Civil Rights Act, as amended;
(2)	Sections 1981 through 1988 of Title 42 of the United States Code;
(3)	the Employee Retirement Income Security Act, as amended;
(4)	the Health Insurance Portability and Accountability Act;
(5)	the Family and Medical Leave Act;
(6)	the Age Discrimination in Employment Act, as amended;
(7)	the Americans with Disabilities Act;

(8)	the Missouri Human Rights Act;
(9)	the Sarbanes-Oxley Act of 2002;
(10)
any other local, state or federal law, regulation or ordinance and/or public policy, contract, tort or common law having any bearing on the terms and conditions and/or cessation of his employment with Anheuser-Busch.

            Except as otherwise provided in this Agreement, this release shall not apply to any claim for benefits that may be due to Bobak or his eligible dependents under any Anheuser-Busch employee benefit plan in which Bobak or his eligible dependents are or were participants.

 B.            Bobak warrants that he has not caused or permitted to be filed on his behalf any charge, complaint, or action before any federal, state or local administrative agency or court against Anheuser-Busch. In the event that any such claim is asserted in the future, Bobak agrees that this Agreement will act as a complete bar to his re-employment or to his recovery of any amount from Anheuser-Busch resulting, directly or indirectly, from any lawsuit, remedy, charge or complaint whether brought privately by him or by anyone else, including any federal, state or local agency, whether or not on his behalf or at his request.

6.          Confidentiality

            A.           As a result of his employment with Anheuser-Busch, Bobak has gained valuable confidential information and trade secrets relevant to Anheuser-Busch’s business operations including its information technology.  In light of the highly competitive nature of the industry in which Anheuser-Busch’s business is conducted, Bobak understands and agrees that he will keep in strict secrecy and confidence, and is specifically prohibited from disclosing, any and all unique, confidential and/or proprietary information and material belonging or relating to Anheuser-Busch that is not a matter of common knowledge or otherwise generally available to the public including, but not limited to, business, financial, trade, sales, technical or technological information, or corporate sales and marketing strategies, to any entity that competes with Anheuser-Busch.  In addition, Bobak agrees that he will not use any such confidential information, materials or trade secrets for the benefit of any of Anheuser-Busch’s competitors and/or against the best interests of Anheuser-Busch.

            B.             Bobak agrees that he will make no public statements and take no public action that disparages or is detrimental to Anheuser-Busch (including without limitation, its directors, officers and employees), or would otherwise cause or contribute to Anheuser-Busch being held in disrepute by the general public, customers or employees.  Anheuser-Busch Companies, Inc. (including, without limitation, its directors and officers) agrees that it will take no official public action that is intended to disparage or be detrimental to Bobak.  Anheuser-Busch also agrees to provide a mutually agreed-upon letter of reference to Bobak, and to provide a copy of such letter in response to any inquiry to the office of the Anheuser-Busch Companies, Inc. Vice President, Corporate Human Resources, from a prospective employer regarding Bobak’s employment by Anheuser-Busch.

            C.             Bobak agrees that he has obligations under the Missouri Rules of Professional Conduct, that those obligations will survive the termination of his employment, and that nothing herein shall be deemed to abridge, impair or waive such obligations.

7.          Restrictive Covenants

            A.             Except as specifically provided in subparagraph 7B below, or as otherwise agreed to in writing by Anheuser-Busch, and upon such terms and conditions as Anheuser-Busch may impose, from the date of the Agreement until December 31, 2012, Bobak shall not, anywhere in the world, engage, directly or indirectly, in any activity for, or on behalf of, any business or organization that manufactures, sells or distributes alcohol beverages and/or no-alcohol malt beverages, that promotes or encourages any restrictions on, or regulation of, the use, distribution or marketing of alcohol beverages, or that otherwise competes with any current business activity of Anheuser-Busch, either alone, as a member of a partnership or association, as an officer, director, employee, consultant, lobbyist or representative of or to any corporation, industry trade association, not-for-profit organization, or other business entity, or as an investor in, or beneficial owner of 1% or more of any security of any class of any corporation, or 1% or more of any equity interest of any unincorporated enterprise.

           B.             Notwithstanding the strict prohibitions in paragraph 7A above, Bobak may submit a request for approval in writing to the Anheuser-Busch Companies, Inc. Vice President, Corporate Human Resources, if he wishes to provide services of any kind described in paragraph 7A above.  Such written request will be considered by Anheuser-Busch which shall determine, in its sole discretion, whether such request should be granted.

C.            Bobak further agrees that he shall not solicit, recruit, or otherwise make contact with or respond to any contact from any employee of Anheuser-Busch, anywhere in the world, for the purpose of engaging or hiring or obtaining, directly or indirectly, the employee’s services by or for another partnership, firm, company or organization.

8.         Enforceability and Choice of Law

            A.             Bobak and Anheuser-Busch agree that in the event either party breaches any provision of this Agreement, the sole remedy of the other party is the enforcement of the terms of this Agreement.

           B.             Bobak agrees that if he violates any provision of paragraph 6 or 7, or in the event that an arbitrator or court of competent jurisdiction rules that the restrictive covenants in paragraph 7 are not enforceable (either circumstance will be referred to in this paragraph as an “Event”), he shall forfeit, as of the date of the Event, all remaining consulting payments described in paragraph 2A, eligibility for Health Benefits described in paragraph 2E, any unpaid bonus described in paragraph 2G, any unexercised stock option grants and unvested restricted stock grants described in paragraph 2H, the discretionary incentive payments described in paragraph 2I and any remaining payments described in the last two sentences of paragraph 3B.  In the event that Anheuser-Busch believes that Bobak is in violation of paragraph 6 or 7 of this Agreement, Anheuser-Busch shall give Bobak written notice of such violation, and Bobak shall be provided with a reasonable opportunity to cure such violation, discontinue such conduct, or present documented evidence establishing that the activity or employment does not constitute a violation of this Agreement, prior to Anheuser-Busch availing itself of its remedies under this paragraph 8.  Anheuser-Busch will have the right, at any time, to request that Bobak certify that he is in compliance with paragraphs 6 and 7, and Bobak’s failure to certify compliance as requested will be deemed to be an Event as defined in this paragraph 8, a material violation, and a material breach of this Agreement.  Bobak understands and agrees that any breach of the provisions of paragraphs 6 or 7 of this Agreement shall constitute a material breach of this Agreement and that Anheuser-Busch, in addition to its right to terminate the Agreement, shall be entitled to injunctive and other equitable relief to prevent the threatened or continued breach of this Agreement.

            C.            Except as otherwise provided in subparagraph 8B above, should Bobak challenge any provision of this Agreement and such provision be declared illegal or unenforceable by any arbitrator or court of competent jurisdiction and cannot be modified to be enforceable, such provision will immediately become void, leaving the remainder of this Agreement in effect.  However, if any portion of the general release (paragraph 5) is ruled to be unenforceable as a result of such challenge, Bobak agrees that Anheuser-Busch will be entitled to a set-off against any subsequent judgment or award made to Bobak in the amount of all compensation paid to him by Anheuser-Busch under this Agreement.

            D.            The parties have read and fully considered the Agreement and mutually desire to enter into this Agreement.  The terms of this Agreement are the product of mutual negotiation and compromise between Bobak and Anheuser-Busch.  Having elected to execute this Agreement, to fulfill the promises and receive the benefits set forth herein, Bobak freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle, and release all claims he has against Anheuser-Busch as the effective date of this Agreement.

            E.            It is the parties’ intent and expectation that the insured medical, dental, vision and prescription drug benefits (“Exempt Benefits”) provided to Bobak under the terms of this Agreement are exempt from the application of Internal Revenue Code Section 409A (“Section 409A”) and all regulations and other guidance issued thereunder.  In the event that new regulations, interpretations or other legal guidance change that assessment, the parties intend that appropriate adjustments will be made to cause the Exempt Benefits to be exempt or, if that is not possible, to cause the Exempt Benefits to comply with Section 409A.  It is also the parties’ intent and expectation that all forms of compensation provided by this Agreement that are subject to the application of Section 409A (“Nonexempt Benefits”) will fully comply with Section 409A, and in the event that new regulations, interpretations or other legal guidance change that assessment, the parties intend that appropriate adjustments will be made to cause the Nonexempt Benefits to comply with Section 409A.

9.          Miscellaneous

            A.             This Agreement constitutes a Summary of Material Modifications (SMM) that supplements the Eligibility and Administrative Rules Booklet summary plan description previously distributed to Bobak.  As an SMM, this Agreement provides Bobak with information about the Group Insurance Plan for Certain Employees of Anheuser-Busch Companies, Inc. and its Subsidiaries that is in addition to that contained in Bobak’s Eligibility and Administrative Rules Booklet summary plan description and prior SMMs.

            B.            Bobak acknowledges that he has been advised by Anheuser-Busch that there may be substantial federal and state income tax consequences for Bobak as a result of entering into this Agreement, and that he should seek professional tax and legal advice before doing so.  Bobak further acknowledges that he has not been provided with any advice on the tax effects of this Agreement by Anheuser-Busch or any of its employees or agents.

            C.            Anheuser-Busch and Bobak agree that all disputes between the parties relating to or arising out of:  (a) this Agreement; (b) Bobak’s employment with Anheuser-Busch; and/or (c) the cessation of Bobak’s employment with Anheuser-Busch must be resolved through the Anheuser-Busch Dispute Resolution Program, which includes final and binding arbitration of covered claims.  Bobak acknowledges that he has previously signed a “Mutual Agreement to Arbitrate Claims,” the terms of which are incorporated into this Agreement by this reference and remain binding on the parties.  An executed copy of the Mutual Agreement to Arbitrate Claims is attached hereto.  Notwithstanding anything to the contrary contained herein, Anheuser-Busch shall be entitled to seek enforcement of the provisions of paragraphs 6 and 7 in a court of competent jurisdiction.

10.        Notices

            Unless otherwise provided, all notices, requests, consents and other communications required or permitted under this Agreement must be in writing and must be hand-delivered or mailed, addressed as follows, or to such other address as may be provided by the respective parties to this Agreement:

            If to Anheuser-Busch:

                     Anheuser-Busch Companies, Inc.
                     One Busch Place
                     St. Louis, MO 63118
                     Attn.:  Vice President, Corporate Human Resources

            If to Mr. Bobak:
                     Mr. Mark T. Bobak
                          At his address on record with Anheuser-Busch

11.       The validity of this Agreement shall be governed by and construed according to the law of the State of Missouri.  This Agreement and the exhibits thereto constitute the entire and exclusive agreement between Bobak and Anheuser-Busch with respect to Bobak’s employment status and any rights and duties owed by Anheuser-Busch to Bobak and, except as otherwise provided in this Agreement, it supersedes all previous or contemporaneous negotiations, commitments, agreements, statements, representations, or promises, oral or written.  This Agreement may not be modified except in a writing signed by both parties.

12.       BOBAK STATES THAT HE HAS CAREFULLY READ THIS “CONSULTING AND NON-DISCLOSURE AGREEMENT AND GENERAL RELEASE,” THAT HE KNOWS AND UNDERSTANDS ITS CONTENTS AND THAT HE IS ENTERING INTO THIS AGREEMENT AS HIS OWN FREE ACT AND DEED.  BOBAK FURTHER REPRESENTS AND AGREES THAT:

•	HE HAS BEEN ADVISED BY ANHEUSER-BUSCH TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT;

•
HE FULLY UNDERSTANDS THAT HIS EXECUTION OF THIS AGREEMENT CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS HE MAY HAVE AGAINST ANHEUSER-BUSCH AS OF THE EFFECTIVE DATE OF THE AGREEMENT WITH FINAL AND BINDING EFFECT;

•	HE HAS BEEN GIVEN AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT;

•	FOR A PERIOD OF 7 DAYS FROM THE DATE HE SIGNS THIS AGREEMENT, BOBAK MAY REVOKE THIS AGREEMENT BY NOTIFYING ANHEUSER-BUSCH IN WRITING OF HIS INTENT TO DO SO; AND

•	THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

THIS AGREEMENT IS SUBJECT TO A BINDING ARBITRATION AGREEMENT, WHICH MAY BE ENFORCED BY THE PARTIES.

The parties to this Consulting and Non-Disclosure Agreement and General Release now voluntarily and knowingly execute this Agreement.

ANHEUSER-BUSCH COMPANIES, INC.,

By:    /s/ John T. Farrell                                             Date:     12/10/07
         Vice President, Corporate Human Resources

  /s/ Mark T. Bobak                                                    Date:     12/10/07
MARK T. BOBAK